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Exhibit 10.24

CONSULTING AGREEMENT

        This Consulting Agreement is entered into this 31st day of December, 2003, between Thomas Group, Inc., a Delaware corporation (the "Company"), and John R. Hamann of Dallas County, Texas ("Hamann").

Recitals

        A.    The Company and Hamann are parties to a First Amended Employment Agreement dated December 21, 2002 (the "Employment Agreement"), pursuant to which Hamann has been employed as President and Chief Executive Officer of the Company with the "Term of Employment," as defined in Section 2.7 of the Employment Agreement, continuing until January 12, 2004.

        B.    The Company and Hamann have mutually elected not to extend the Term of Employment and, therefore, Hamann's employment by the Company will cease as of the end of the day on January 12, 2004.

        C.    The Company and Hamann have agreed on certain matters relating to the end of Hamann's employment by the Company and the Company has agreed to engage the services of Hamann as a consultant to the Company beginning January 13, 2004.

        NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

        1.     End of Term. Conditioned upon the Company paying Hamann his current salary and performing its other obligations to Hamann pursuant to the Employment Agreement through January 12, 2004, Hamann acknowledges (i) that the Company has performed all of its obligations to him under the Employment Agreement, and (ii) that he is not entitled to any severance benefits or payments under the Employment Agreement. The Company shall not be required to continue paying premiums on the Life Insurance Policy on Hamann and such policy should expire on February 28, 2004; however, the Company agrees to assist Hamann, as possible, to make arrangements with the insurance provider so that Hamann may, if he chooses, continue to keep the policy in force by making payments at his own expense. The Company shall not be required to provide any health coverage for Hamann except as required by law.

        2.     Bonus Compensation. After the audit of the Company's 2003 Financial Statements, the Board of Directors of the Company will establish a performance bonus to be payable to Hamann. The amount and date of payment of such performance bonus, if any, shall be determined exclusively by the Board in its sole discretion.

        3.     President and Board of Directors. By his execution of this Consulting Agreement, Hamann tenders his resignation as (i) President and CEO of the Company effective January 13, 2004, (ii) an officer of any subsidiary, domestic or foreign, of the Company effective January 13, 2004, and (iii) a member of the Board of Directors of the Company and all subsidiaries, domestic or foreign, of the Company effective January 13, 2004. Hamann agrees to provide separate written resignations for the corporate records of such companies.

        4.     Stock Options. The Company and Hamann agree that they have confirmed that all of the Company Stock Options held by Hamann are currently vested and the Company agrees to extend the time during which such options may be exercised to expire at the end of the day on January 12, 2005.

        5.     SARS. The Company confirms the vesting of Hamann's rights under the Stock Appreciation Right Agreements dated December 12, 2003, and agrees to extend the period during which such rights may be exercised to expire at the end of the day on January 12, 2005

        6.     Continuation of Covenants. Hamann further acknowledges that the covenants and obligations "Restrictive Covenants, Work Product; and Confidentiality" contained in Section 7 of the Employment

Agreement remain in full force and effect subsequent to January 12, 2004 in the manner and for the time provided for in such Section 7, being (i) twelve months beginning January 13, 2004, as to Section 7.1, and (ii) no expiration as to Section 7.2.

        7.     Controversy. The parties anticipate that there should be no controversies arising out of the Employment Agreement, but the parties agree that Section 8.4 "Resolution of Certain Controversies" of the Employment Agreement shall remain in full force in effect subsequent to January 14, 2004, for the term and as provided in such Section 8.4.

        8.     Releases. Hamann hereby releases the Company from any and all obligations to him arising under the Employment Agreement or otherwise, except for the continuation of Section 8.4 thereof. The Company acknowledges that Hamann has performed his duties and obligations under the Employment Agreement and hereby releases Hamann from any obligations to it arising under the Employment Agreement or otherwise except for the provisions of Section 7 and Section 8.4 thereof.

        9.     Consulting Services. The Company hereby engages Hamann, as a consultant, to be an advisor to the Chairman of the Board of the Company and to seek out new (i.e., potential business which is not currently identified as a target by the Company) U. S. commercial (i.e., not military or governmental) business for the Company.

        10.   Procedures. If Hamann identifies a potential new U. S. client for the Company, he will promptly notify the Company in writing specifying the name of the target, the extent of his contact and the date upon which he has identified the potential client. Upon receipt of such notification, the Company will promptly acknowledge receipt of the notification and either (i) confirm to Hamann that he has identified a potential new client, or (ii) if the Company has independently of Hamann already identified such potential client, it will advise Hamann and give him the date of the Company's prior contact and the nature and extent thereof. As to potential new clients identified by Hamann, he will cooperate with the Company in broadening contact and establishing a dialogue, hopefully leading to "Business Under Development" and "Business Under Contract." Hamann is expected to promote in a positive manner the virtues of the Company and its business, but Hamann shall not quote prices or other aspects of a client relationship and shall not commit the Company in any respect with regard to such potential client. Hamann shall not identify potential clients on a blanket basis, but shall only identify clients with which he has made specific contact and which appear to be viable prospects for new business.

        11.   Term. The term of this Agreement shall be twelve (12) months beginning January 13, 2004, and ending January 14, 2005.

        12.   Fixed Compensation. During the term of this Agreement, the Company shall pay to Hamann a consulting fee of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) per month, payable on the last day of each month, with payments for a partial month being prorated. In addition, the Company will reimburse Hamann for any reasonable expense, incurred by Hamann pursuant to prior written authorization by the Company. All funds payable to Hamann shall be wire transferred to the following bank:

      First Resource Federal Credit Union
      2807 South State Street
      Benton Harbor, MI 49085
      ABA number: 272484894
      Account number: 00549790 (checking)

        13.   Contingent Compensation. The Company will pay Hamann a commission of five percent (5%) of the value on any new U. S. commercial business for the Company for clients identified by Hamann which leads to Business Under Contract during the term of this Agreement and Business Under Contract which results from clients identified by Hamann prior to January 13, 2005, and which leads to

Business Under Contract prior to July 13, 2005. The commission on such Business Under Contract is based on the initial contract value and not on any renewals or extensions of any such contacts and shall be calculated in the same manner the Company is currently paying commissions to certain employees for military business.

        14.   Independent Contractor. Hamann is not an employee of the Company and the relationship of Hamann to the Company is that of an independent contractor. Without limiting the scope of the preceding sentence, Hamann shall have no power or authority to commit the Company to any obligation of any kind and Hamann shall be responsible for all Federal, state and local income, self-employment and similar taxes with respect to the consulting fees and the commissions paid hereunder. Hamann shall provide his own office and support facilities.

        15.   Miscellaneous.

        A.    Hamann will vacate his office at the Company by January 31, 2004. Additionally, Hamann will advise the Company in writing of any outstanding or existing oral or written proposals, offers, or commitments, made by him on behalf of the Company prior to January 13, 2004, and will furnish the Company in writing the nature and details of any demand, threats or other significant communications that he has received relating to the Company that have not been communicated to appropriate Company personnel. Hamann agrees to provide the Company with a copy of all company business-related files on the hard drive on his computers, for the computer(s) used by Hamann in Company offices and his personal computers and/or laptops.

        B.    The Company and Hamann will agree on mutually acceptable press release relating to Hamann's departure and the date of such press release the substance of which is contained in Exhibit A.

        C.    The Company and Hamann will agree on procedure for notification of employees, clients, and financial institutions of the expiration of his Term of Employment and his departure, the substance of which is contained in Exhibit A.

        D.    Hamann will furnish the Company a Power of Attorney to be used in filing Form 4s with the Securities and exchange commission. Hamann will promptly (and in no event more than twenty-four hours, after) Hamann acquires, sells or engages in any other transaction with respect to the common stock of the Company.

        E.    The Company commits its Board of Directors and James T. Taylor, the Company's Executive Vice President and Chief Financial Officer, to provide a positive reference for Hamann to prospective employers; the substance of which is contained in Exhibit B. Likewise, Hamann agrees to speak favorably of the Company in all communications between him and any third parties.

        16.   Resolution of Certain Controversies. In the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. In the event that mediation does not resolve the dispute, such dispute shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas, Texas, and judgment may be entered in any court having jurisdiction thereof. Each party is responsible for its own attorney's fees and costs of preparing for and presenting its cause at the arbitration. However, the Company shall pay the fee of the American Arbitration Association, the arbitration panel's fee, and costs associated with the facilities for the arbitration and the arbitration panel shall not apportion these costs.

        17.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, sent by confirmed facsimile transmissions, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as a party may specify by like notice):

If to the Company:	Thomas Group, Inc. 5221 North O'Connor Blvd., Suite 500 Irving, TX 75039-3753
If to Hamann:	John R. Hamann 4421 Caesar Lane Irving, Texas 75038

        18.   Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas.

        19.   Entire Agreement. Except for the reference and inclusion in this Agreement of certain provisions of the Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior written and oral agreements, understandings and discussions of the parties with respect to the subject matter hereof.

        20.   Amendment. This Agreement may be amended only by an agreement in writing signed by the Company and Hamann.

        21.   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns.

        EXECUTED as of the date first above written.

THOMAS GROUP, INC.
By	/s/ James T. Taylor James T. Taylor, Executive Vice President
/s/ John R. Hamann John R. Hamann

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  Exhibit 10.24
CONSULTING AGREEMENT
Recitals